EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contacts: Dan Spiegelman SVP & Chief Financial Officer (650) 384-8509	Media Contacts: John Bluth Director, Corporate Communications (650) 384-8850

Christopher Chai Treasurer & Executive Director, Investor Relations (650) 384-8560	Carol Harrison Fleishman-Hillard (212) 453-2442

FDA ADVISORY COMMITTEE EVALUATES RANEXATM

PALO ALTO, Calif., December 9, 2003 – The Cardiovascular and Renal Drugs Advisory Committee (CRDAC) of the U.S. Food and Drug Administration (FDA) today discussed a range of issues relating to the review of Ranexa for the treatment of chronic angina, but did not vote on any matters presented to it.

“We appreciate the thorough review by the advisory committee of Ranexa and we look forward to meeting with the FDA as soon as possible to discuss next steps,” said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics (Nasdaq: CVTX).

None of CV Therapeutics’ products, including Ranexa, have been approved for marketing by the FDA or other foreign regulatory agencies. On October 30, the FDA sent CV Therapeutics, Inc. an approvable letter indicating that there is evidence that Ranexa is an effective anti-anginal, and that additional clinical information is needed prior to approval. Any products of the company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States. CV Therapeutics’ products have not been determined to be safe or effective in humans for any uses.

Company management will webcast a conference call on Tuesday, December 9 at 6:30 p.m. EST, 3:30 p.m. PST on the Company’s website to discuss this announcement. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Tuesday, December 16, 2003. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 4420762.

If approved, Ranexa would represent the first new class of therapy for angina introduced in the United States in more than 25 years. Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease (CAD) and marked by repeated and sometimes unpredictable attacks of chest pain. It affects 6.6 million people in the U.S., according to the American Heart Association, and results in more than 700 million angina attacks per year in the U.S.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical trials. If approved by the FDA, Ranexa would represent the first new class of anti-anginal therapy in more than 20 years. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, a selective A2a-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. AdentriTM, an A1-adenosine receptor antagonist for the potential treatment of acute and chronic congestive heart failure, is licensed to Biogen, Inc. For more information, please visit CV Therapeutics’ website at http://www.cvt.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of our products; and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002, and its most recent Quarterly Repot on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

# # #